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                   WOODS, OVIATT, GILMAN, STURMAN & CLARKE LLP
                               44 EXCHANGE STREET
                            ROCHESTER, NEW YORK 14614

                                 March 10, 1998

Omega Protein Corporation
1717 St. James Place
Suite 550
Houston, TX 77056


Attention: Joseph L. von Rosenberg, III, Chief Executive Officer and President

Dear Mr. von Rosenberg:

     In our capacity as counsel TO OMEGA PROTEIN CORPORATION (THE "COMPANY"), we have been requested to furnish to you an opinion regarding the Four Million (4,000,000) shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") together with up to 600 additional shares of Common Stock subject to an over-allotment option (collectively the "Company Shares"), to be issued by the Company in connection with the Company's initial public offering, as described in the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act"). We have further been requested to furnish to you an opinion regarding the 2,000,000 Shares of Common Stock together with up to 300 additional shares of Common Stock subject to an over-allotment option ("Selling Stockholder Shares" and together with the Company Shares the "Shares") to be sold by Zapata Corporation under the Registration Statement as described therein. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

     We have acted as counsel to the Company in connection with the preparation of the Registration Statement. We are familiar with the Proceedings of the Board of Directors of the Company on___________________ in connection with the authorization, issuance and sale of the Company Shares (the "Resolutions"). We have examined such other documents as we consider necessary to render this opinion.

     Based upon the foregoing, we are of the opinion that: (i) the Shares have been duly authorized, (ii) the Selling Stockholder Shares have been validly issued, are fully paid and non-assessable, and when sold and delivered pursuant to the Registration Statement shall be free of any restrictive legends thereon, and (iii) the Company Shares when issued and delivered by the Company against payment therefor at the price


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American Stock Transfer & Trust Company
March 10, 1998
Page 2

determined pursuant to the Resolutions, will be validly issued, fully paid and nonassessable, and may be issued free of restrictive legends.

     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an omission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

     Any questions regarding this opinion may be directed to Gordon E. Forth, Esq. of this firm at (716) 987-2801.

                                    Very truly yours,

                        WOODS, OVIATT, GILMAN, STURMAN & CLARKE LLP


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